Exhibit 10.1

AmericasBank Corp.

AmericasBank

Director Compensation Policy

This Director Compensation Policy (the “Director Compensation Policy”) sets forth the policies of AmericasBank Corp. (the “Company”) and AmericasBank (the “Bank”), pertaining to the remuneration which the Company and the Bank shall pay to members (“Directors”) of their respective Boards of Directors.

1.	No Remuneration of Officers and Employees. Only Directors who are not officers or employees of the Company or the Bank (“Eligible Directors”) are entitled to any remuneration for their services as a director pursuant to this policy. Each Eligible Director shall be eligible to receive an annual retainer of $5,000 per year (the “Annual Retainer”), payable at the beginning of each calendar year. An Eligible Director who either resigns or is removed from the Board of Directors is expected to refund a pro-rata portion of the Annual Retainer.

2.	Cash Compensation for Meetings. Each Eligible Director shall be eligible to receive $250 for each attended regularly scheduled meeting and special meeting of the Board of Directors of the Bank and $250 for each attended meeting of a committee of the Board of Directors of the Bank. The chairperson of each committee of the Board of Directors of the Bank, when chairing a meeting of the committee, shall be eligible to receive an additional $100 per attended meeting. The Chairman of the Board of Directors of the Bank shall also be eligible to receive this amount for each attended meeting. Attendance of a meeting can be undertaken by means of in-person attendance, conference telephone or other remote communications equipment by means of which all persons participating in the meeting can hear each other.

3.	Equity Compensation. The options described below shall be granted under and shall be subject to the terms and provision of the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), as further amended from time to time, and shall be granted subject to the execution and delivery of award agreements, in substantially the same from as approved by the Board of Directors, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2004 Plan.

a.	Initial Award. Each Eligible Director shall be eligible to receive a non-qualified stock option to purchase 500 shares of the Company’s common stock (subject to adjustment as provided in the 2004 Plan) at the end of each calendar year.

b.	Additional Award. For each completed three year term of service on the Board of Directors of the Bank, an Eligible Director shall be eligible to receive a non-qualified stock option to purchase an additional 1,000 shares of the Company’s common stock (subject to adjustment as provided in the 2004 Plan) at the end of each calendar year.

c.	Exercise Price. The per share exercise price of the options granted to Eligible Directors pursuant to this section shall be no less than the fair market value of the common stock of the Company for the date on which the stock option is granted.

4.	Expense Reimbursements. All Eligible Directors are entitled to reimbursement for reasonable expenses incurred on behalf of the Company and the Bank.

5.	Compensation to Directors of the Company Unless and until the Company becomes actively involved in additional businesses other than owning all the capital stock of the Bank, no separate compensation will be paid to the directors of the Company in addition to that paid to them by the Bank in their capacities as directors of the Bank. The Company may determine in the future that such separate compensation is appropriate.

6.	Amendment or Termination. This Director Compensation Policy may be amended, altered or terminated at the election of the Board of Directors of the Company in its absolute discretion.

7.	Effective Date. This Director Compensation Policy was adopted by the Board of Directors of the Company and the Bank on December 19, 2005 and is effective December 30, 2005.